UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   January 23, 2006

ZENITH NATIONAL INSURANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-9627	95-2702776
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21255 Califa Street, Woodland Hills, CA		91367-5021
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (818) 713-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The Registrant entered into an Employment Agreement effective January 23, 2006, with Michael E. Jansen, who will serve as Executive Vice President and General Counsel of the Registrant and of the Registrant’s principal wholly-owned subsidiary, Zenith Insurance Company.  Mr. Jansen’s employment with the Registrant commenced January 23, 2006.

Mr. Jansen’s Employment Agreement provides for:  an agreement term that terminates on October 31, 2009, an initial annual compensation of $500,000 with annual increases as the Compensation Committee of the Registrant’s Board of Directors may establish from time to time, eligibility for bonuses, certain additional benefits, and entitlement to severance payments and other benefits upon the early termination of employment due to either a termination by the Registrant for other than cause or disability (both, as defined in the Employment Agreement) or a termination by Mr. Jansen due to constructive termination (as defined in the Employment Agreement).  The severance payment for an early termination as described in the foregoing sentence is equal to the compensation payable for the greater of six months or the remaining term of the Employment Agreement at the rate in effect at termination plus any bonus attributable to such period, with all payments to be made at normal payroll frequency.  However, if Mr. Jansen’s employment is terminated following a change of control (as defined in the Employment Agreement), the payment period would then be the greater of two years or the remaining term of the Employment Agreement, with the severance payment paid in a lump sum in advance.  A copy of Mr. Jansen’s Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)  Not applicable

(b)  Not applicable

(c)  Exhibits

The following exhibit is filed as part of this report:

Number	Exhibit
10.1	Employment Agreement dated January 23, 2006 between Zenith National Insurance Corp. and Michael E. Jansen

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENITH NATIONAL INSURANCE CORP.

Dated: January 24, 2006	By:	/s/ William J. Owen
Name: William J. Owen
Title: Senior Vice President
and Chief Financial Officer

Index to Exhibits

Number	Exhibit
10.1	Employment Agreement dated January 23, 2006 between Zenith National Insurance Corp. and Michael E. Jansen